Exhibit 99.1

China Jo-Jo Drugstores, Inc. Reports Record First Quarter 2012 Financial Results

HANGZHOU, China--(BUSINESS WIRE)--August 15, 2011--China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD), which primarily operates retail pharmacies in the People’s Republic of China, today reported record financial results for the first quarter of fiscal 2012 ended June 30, 2011.

First Quarter Fiscal 2012 Highlights:

  Revenues increased 40.9% to $21.4 million; comparable stores sales up 31.9%
  Gross profit increased 48.9% to $6.9 million; gross margin improved 180 basis points to 32.0%
  Operating margins reached 20.6%
  Diluted and basic earnings per share rose 41.2% to $0.24
  Generated $9.9 million of cash flow from operations
  Opened 6 new store locations bringing total number of stores to 57 as of June 30, 2011

Dr. Lei Liu, Chairman and CEO, stated, “We are very pleased to deliver record operating results for the first quarter, which reflect strong sales and increased traffic at both new and existing stores. The substantial increase in sales primarily reflects our ability to accept medical insurance for an increased number of drugs, as well as a broader number of insured individuals under China’s government-sponsored insurance programs. All of our stores opened prior to April 1, 2010 are now able to accept government medical insurance. As we continue to apply to accept medical insurance as soon as our stores become eligible to do so, i.e. one year after opening, we anticipate that government-sponsored programs will continue to drive sales as our new stores mature.”

Dr. Liu further commented, “We are continuing to make progress towards our long-term goal to become vertically integrated. Specifically, we are in the process of acquiring a medical distributor and expect to close on the transaction in the second fiscal quarter; we plan to begin selling our own traditional Chinese medicines in Spring 2012; and we are selling through our online drugstore. We believe these initiatives will help us drive growth and build long-term shareholder value.”

First Quarter Fiscal 2012 Results

Revenue for the first quarter of fiscal 2012 increased 40.9% to $21.4 million compared to $15.2 million in the first quarter of fiscal 2011, while comparable store sales, which the Company defines as stores open for 15 months or more, increased 31.9%. The strength of sales during the period is primarily due to sales of pharmaceutical products covered under government-sponsored medical insurance programs. All of our store locations opened prior to April 1, 2010 are licensed to accept medical insurance, and sales at such locations have steadily increased as such insurance programs covered more drugs and participants. Revenue also increased from having more stores in operation. The Company operated 57 stores as of June 30, 2011 compared to 31 stores as of June 30, 2010. We opened 6 new locations during the three months ended June 30, 2011.

First quarter gross profit increased 48.9% to $6.9 million from $4.6 million for the same period of fiscal year 2011, primarily reflecting greater sales of higher margin traditional Chinese medicine products during the period. Gross margin for the first quarter improved 180 basis points to 32.1%, which compares to 30.3% for the same period of fiscal 2011.

Selling expense in the first quarter was $1.4 million versus $0.8 million in the same period of fiscal 2011. The year-over-year increase reflects an additional 26 stores in operation, as well as the Company’s ongoing efforts to build increased awareness of the China Jo-Jo Drugstores brand.

General and administrative expenses were $1.1 million in the first quarter compared to $0.8 million for the first quarter of fiscal 2011, reflecting the support of an additional 26 stores in operation. As we continue to open new stores, further develop our infrastructure, and incur expenses related to being a public company, we anticipate that our general and administrative expenses will increase in absolute dollars as well as a percentage of total revenues.

Income from operations in the first quarter totaled $4.4 million versus $3.0 million in the first quarter of fiscal 2011, while operating margin was 20.6% compared to 19.8%, respectively as a result of our increased gross profit.

Net income for the first quarter of fiscal 2012 rose 50.7% to $3.2 million compared to $2.2 million last year. Basic and diluted earnings per share increased 41.2% to $0.24 versus $0.17 for the same period of fiscal 2011.

Balance Sheet Highlights

As of June 30, 2011, the Company had $6.4 million of cash, $33.2 million in current assets and $10.1 million in total liabilities. During the first quarter of fiscal 2012, the Company generated $9.9 million of cash flow from operations. As of August 11, 2011, the Company had cash of approximately $5.5 million.

Dr. Liu concluded, “We recognize that the marketplace is extremely competitive and we are therefore, continuing to focus on strategic initiatives that will enable us drive operating efficiencies and increase market share.”

New and Planned Store Openings

During the first quarter of fiscal 2012, the Company opened 6 new stores, operating a total of 57 stores as of June 30, 2011. As of August 11, 2011, the Company operated 59 stores. During fiscal year 2012, the Company expects to open approximately 15 to 20 new locations.

Conference Call Information

The Company will host a conference call to discuss first quarter results on Tuesday, August 16, 2011 at 8:00 a.m. Eastern Time. To participate in the conference call, please dial 888-846-5003 from North America. International participants can access the call by dialing 480-629-9856. A live audio webcast of this conference call will be available under the Investors Relations section of the Company's website at http://www.chinajojodrugstores.com. A replay of the webcast will be available on the website approximately two hours after the conclusion of the call.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. primarily operates a retail pharmacy chain in China offering both western and traditional Chinese medicine, including prescription and over-the-counter drugs, sundries, alcohol, nutritional supplements and medical devices. China Jo-Jo Drugstores also provides on-site physician consulting. As of August 11, 2011, the Company operated 58 stores throughout Zhejiang Province and 1 store in Shanghai.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People’s Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

ASSETS
	JUNE 30, 2011	MARCH 31, 2011
CURRENT ASSETS
Cash	$6,448,109	$6,489,905
Restricted cash	683,944	921,876
Trade accounts receivable, net	1,890,080	1,484,850
Inventories	3,672,041	4,617,420
Other receivables	1,196,617	1,049,564
Advances to suppliers	14,786,933	16,528,772
Other current assets	4,573,773	8,364,267
Total current assets	33,251,497	39,456,654

PROPERTY AND EQUIPMENT, net	8,862,837	5,471,432

OTHER ASSETS:
Long term deposit	2,728,661	2,540,758
Prepaid - noncurrent	10,841,016	6,075,478
Intangible assets	357,745	390,302
Total other assets	13,927,422	9,006,538

Total assets	$56,041,756	$53,934,624

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable, trade	$4,129,629	$3,530,204
Notes payable	2,273,530	2,704,680
Other payables	319,608	627,734
Other payables - related parties	880,058	880,058
Customer deposits	567,287	2,038,608
Taxes payable	1,653,637	1,624,558
Accrued liabilities	218,144	311,639
Total current liabilities	10,041,893	11,717,481

Purchase option derivative liability	90,594	153,226
Total liabilities	10,132,487	11,870,707

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock; $0.001 par value; 10,000,000 shares authorized;
nil issued and outstanding as of June 30, 2011 and March 31, 2011
Common stock; $0.001 par value; 250,000,000 shares authorized;
13,538,747 and 13,530,477 shares issued and outstanding
as of June 30, 2011 and March 31, 2011, respectively	13,538	13,530
Paid-in capital	16,362,006	16,333,956
Statutory reserves	1,309,109	1,309,109
Retained earnings	26,530,203	23,287,474
Accumulated other comprehensive income	1,694,413	1,119,848
Total shareholders' equity	45,909,269	42,063,917

Total liabilities and shareholders' equity	$56,041,756	$53,934,624

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)
	Three months ended June 30,
	2011	2010
REVENUES, NET	$21,427,859	$15,207,428

COST OF GOODS SOLD	14,558,536	10,593,532

GROSS PROFIT	6,869,323	4,613,896

SELLING EXPENSES	1,378,300	823,358
GENERAL AND ADMINISTRATIVE EXPENSES	1,074,783	773,762
OPERATING EXPENSES	2,453,083	1,597,120

INCOME FROM OPERATIONS	4,416,240	3,016,776

OTHER INCOME (EXPENSE), NET	19,420	(57,532)
CHANGE IN FAIR VALUE OF PURCHASE OPTION DERIVATIVE LIABILITY	62,632	57,944

INCOME BEFORE INCOME TAXES	4,498,292	3,017,188

PROVISION FOR INCOME TAXES	1,255,563	864,724

NET INCOME	3,242,729	2,152,464

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	574,565	99,422

COMPREHENSIVE INCOME	$3,817,294	$2,251,886

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	13,532,240	12,653,848

BASIC AND DILUTED EARNING PER SHARE	$0.24	$0.17

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three months ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,242,729	$2,152,464
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	262,181	148,584
Stock compensation	28,058	40,529
Write off of receivables	54,691	-
Change in fair value of purchase option derivative liability	(62,632)	(57,944)
Change in operating assets:
Accounts receivable, trade	(438,521)	(211,953)
Inventories	1,000,520	(177,259)
Other receivables	(132,648)	36,600
Advances to suppliers	1,947,720	(3,288,775)
Other current assets	3,879,255	(256,265)
Long term deposit	(153,900)	-
Prepaid - noncurrent	84,061	(16,938)
Change in operating liabilities:
Accounts payable, trade	2,093,048	1,841,786
Other payables and accrued liabilities	(409,861)	(177,592)
Customer deposits	(1,490,217)	-
Taxes payable	7,809	(99,041)
Net cash provided by (used in) operating activities	9,912,293	(65,804)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(37,760)	(127,334)
Additions to leasehold improvements	(955,566)	(315,375)
Payments on construction-in-progress	(2,534,126)	-
Deposit made to secure business acquisition	(4,745,968)	-
Net cash used in investing activities	(8,273,420)	(442,709)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	248,687	(57,958)
Payments on notes payable	(2,006,702)	(720,963)
Proceeds from equity financing	-	15,708,608
Proceeds from short-term loans	-	586,920
Payments on other payables- related parties	-	(54,942)
Net cash (used in) provided by financing activities	(1,758,015)	15,461,665

EFFECT OF EXCHANGE RATE ON CASH	77,346	19,952

(DECREASE) INCREASE IN CASH	(41,796)	14,973,104

CASH, beginning of period	6,489,905	801,593

CASH, end of period	$6,448,109	$15,774,697

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$-	$17,352

Cash paid for income taxes	$1,157,526	$837,658
Non-cash financing activities
Notes payable transferred to accounts payable vendors	$1,542,619	$837,307

CONTACT:
China Jo-Jo Drugstores, Inc.
Ming Zhao, Chief Financial Officer
561-372-5555
frank.zhao@jojodrugstores.com